EXHIBIT 5.1

November 26, 2003

AMDL, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California 92780

Re:	Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to AMDL, Inc. (the “Company”) in connection its Registration Statement on Form S-8, as may be amended and supplemented from time to time (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) 2,000,000 shares of the Company’s common stock under the Amended and Restated 1999 Stock Option Plan; and (ii) 1,000,000 shares of common stock under the 2002 Stock Option Plan (collectively, the “Shares”).

     For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares when issued, upon exercise of the options issued under either of the applicable stock option plans, will be legally issued, fully paid and non-assessable.

     We are furnishing this opinion to the Company and prospective purchasers of the Shares solely in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and elsewhere in the Registration Statement and related Prospectus of the Company, including documents incorporated by reference.

Very truly yours,

/s/ Preston Gates & Ellis LLP